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                                                                    Exhibit 10.1

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                            LONG-TERM INCENTIVE PLAN
                                   2000-2002

Phoenix's Long-Term Incentive Plan, effective January 1, 2000, provides a method for linking the total compensation of key executives to the long-term results of the company.

                                    PURPOSE

The purpose of this plan is to create a long-term component within the total compensation package of certain key executives, rewarding achievement of risk-based capital and profitability objectives as well as maintaining agency ratings over the three-year period from January 1, 2000 to December 31, 2002.

                                  ELIGIBILITY

Eligibility is limited to key executives determined by the CEO and the Human Resources Committee of the Board of Directors to be in a position to substantially influence the long-term direction and success of the company. Awards may be made to other individuals at the discretion of the CEO and the Human Resources Committee of the Board of Directors.

Employees who become eligible for participation in the plan during the plan cycle will be eligible for a pro-rata award based on the number of months as a plan participant.

                              BASIC PLAN CONCEPTS

TARGET INCENTIVE AWARDS:

Target awards are established as a percentage of the average of your salary on February of each year of the plan cycle, 2000-2002.

PLAN OBJECTIVE:

The actual percentage of target awards earned will be based on:

- Three-year cumulative earnings measured on a pre-tax, pre-dividend basis after capital gains and losses, before goodwill recognition.

- Agency ratings - The net change, if any, in the ratings we receive from the four major credit rating agencies.


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PAYMENTS:

Payments will range from 0-300% of your target award based on the performance objectives table shown on page 4.

No payment will be made under the plan unless the company maintains a consolidated NAIC risk-based capital ratio of at least 250%. This ratio must be achieved on December 31, 2000, 2001 and 2002.

PLAN CYCLE AND AWARDS:

Beginning in January, 2000 the plan cycle will be a three year overlapping cycle with immediate payout upon the completion of each cycle. The plan cycles will run January, 2000 through December, 2002 with the next cycle commencing January, 2001 through December, 2003.

At the end of each cycle, certified financial results and corresponding payout percentages and incentive award amounts will be determined. All long-term and other incentive plan awards will be reviewed by the Human Resources Committee of the Board of Directors at their February meeting.

Long-term awards will normally be made annually. Beginning with this long-term cycle, payout will be immediate rather than spread over three years as with the 1997-1999 plan. This means that the award will be determined after three years with payments made as soon as is practical after the February Board meeting of the fourth year. Your grade and corresponding percent of salary target on February of the last year of the plan cycle will be the basis for determining the award.

You must be actively employed at Phoenix on the date of the plan payout to receive any long-term award.

If you leave the company due to death, disability or retirement, you will receive your award as follows: your plan award will be calculated by prorating the percentage of target earned according to the number of months that you were actively at work. If you leave in the middle of the month, you will receive full credit for that month of service. Your prorated percentage will then be multiplied by your average salary to calculate your award. Any long-term payments awarded to such participants will be paid at the same time as those for active participants of this plan.

FORM OF PAYMENT: Plan participants may elect to receive payment in cash or may defer payment of all incentive awards until retirement or a specified future date. This election to defer must be made by December 31st of each year.

                               IMPACT ON BENEFITS

Long-term incentive payments made under the plan will not be used for determining pay-related benefits under either qualified or nonqualified benefit plans maintained by Phoenix.


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PERCENTAGE OF PAYOUT

The percentage of target incentive earned will be based on the following table:

                        0          50%            100%             175%            250%             300%

Net Change in Ratings

                       -1           0%             50%             125%            200%             250%

                              $1.5 Billion   $1.666 Billion   $1.765 Billion   $1.816 Billion   $1.85 Billion

                                MINIMUM                            PLAN                            MAXIMUM

                                3-YEAR CUMULATIVE EARNINGS

                                RATING AGENCIES

These rating agencies will be used for determining the net change in ratings under the plan. Net change, the sum of all changes for each agency, will be used in determining the percentage of target earned. If our net ratings stay the same or increase, payouts can range from 50%-300% of your target award. If our net ratings decrease, payouts will range from 0%-250% of your target award.

                              DUFF &
     S&P       MOODY'S        PHELPS         A.M. BEST
------------------------------------------------------
     AAA       AAA            AAA            AA+
      AA+      Aa1            AA+            A+
      AA       Aa2             AA             A
      AA-      Aa3             AA-            A-
       A+       A1              A+           BB+
       A        A2              A             B+
       A-       A3              A-            B-
     BBB+      Baa1           BBB+            --
     BBB       Baa2           BBB             --
     BBB-      Baa3           BBB-            --
------------------------------------------------------

[    ] Current PHL Rating

EXAMPLE A:

     Moody's increases our rating to Aa2, Duff & Phelps and A.M. Best maintain our current ratings and S&P downgrades our rating to AA-.

     Net change: 0

EXAMPLE B:

     S&P downgrades our rating to AA- and the other three agencies hold our ratings.

     Net change: -1


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